Exhibit 24
CONFIRMING STATEMENT
      This Statement confirms that the undersigned has authorized and designated
Thomas E. Lynch, Eric Yanagi and Deven Petito, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13D and
13G (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Natural Gas Services
Group, Inc., a Colorado corporation. The authority of Thomas E. Lynch, Eric
Yanagi and Deven Petito under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedules
13D and 13G with regard to the undersigned's ownership of or transactions in securities of Natural Gas Services Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Thomas E. Lynch, Eric Yanagi and
Deven Petito are not assuming any of the undersigned's responsibilities to comply with Section 16
or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated:  May 8, 2023     /s/ Justin C. Jacobs
        Justin C. Jacobs